UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2016

Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 North McCarthy Blvd.
Milpitas, CA 95035
(Address of principal executive offices and zip code) Registrant's telephone number, including area code: (669) 900-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

Silicon Graphics International Corp. (the "Company") held a Special Meeting of Stockholders on October 11, 2016 (the "Special Meeting") for the purpose of voting on the acquisition of the Company by Hewlett Packard Enterprise Company ("HPE") though a cash merger in which Satellite Acquisition Sub ("Satellite"), a wholly owned subsidiary of HPE, would merge with and into the Company (the "Merger") on the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger dated as of August 11, 2016 (the "Merger Agreement"), by and among the Company, HPE and Satellite.  As of August 31, 2016, the record date for the Special Meeting, there were 36,519,945 shares of Company common stock issued and outstanding and entitled to vote.  A total of 28,386,743 shares, or approximately 77.7% of the shares outstanding on the record date, were present in person or by proxy at the Special Meeting.

The Company's stockholders voted on three proposals at the Special Meeting.  The proposals are described in the Company's definitive proxy statement for the Special Meeting filed with the Securities and Exchange Commission on September 9, 2016 (the "Proxy Statement").  The Board of Directors of the Company recommended a vote "FOR" each of the proposals.  The final results of the votes regarding each proposal are set forth below.

Proposal No. 1:  Approval of the Agreement and Plan Merger dated as of August 11, 2016, by and among Silicon Graphics International Corp., Hewlett Packard Enterprise Company and Satellite Acquisition Sub, and approval of the transactions contemplated thereby

The Company's stockholders approved the Merger Agreement, the Merger, and the transactions contemplated thereby. The voting results regarding this proposal are set forth below:

For:	28,054,873
Against:	123,780
Abstain:	208,090
Broker Non-Votes:	—

Proposal No. 2:  Approval of any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate

The Company's stockholders approved the adoption of any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated thereby. The voting results regarding this proposal are set forth below:

For:	26,666,765
Against:	1,516,562
Abstain:	203,416
Broker Non-Votes:	—

Proposal No. 3:  Approval, by non-binding, advisory vote, of certain compensation that will or may become payable by Silicon Graphics International Corp. to its named executive officers in connection with the Merger

The Company's stockholders approved by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger. The voting results regarding this proposal are set forth below:

For:	27,184,673
Against:	985,165
Abstain:	216,905
Broker Non-Votes:	—

Item 8.01 Other Events.

The Company currently anticipates that the conditions to closing under the Merger Agreement will be satisfied upon receipt of antitrust clearance in Japan, which could be obtained as early as October 31, 2016, but which approval or timing is not assured. Assuming that Japanese antitrust approval is obtained within such timeframe, the Company currently expects that the Merger would be consummated in early November 2016.  In addition to Japanese antitrust approval, the Merger remains subject to other customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Silicon Graphics International Corp.
Dated: October 13, 2016	By: /s/ Kirk O. Williams
Kirk O. Williams
SVP, General Counsel and Corporate Secretary